Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of September 1, 2002 (“Effective Date”), by and between World Fuel Services Corporation, a Florida corporation (“Company”) and Francis X. Shea (“Executive”).

W I T N E S S E T H

WHEREAS, the parties wish to provide for the employment of the Executive by the Company and to restrict the ability of the Executive to compete with the Company, all on the terms and conditions herein set forth;

NOW THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Employment. The Company hereby employs Executive for a term of three (3) years (“Employment Term”), commencing on the Effective Date, to serve as Executive Vice-President of Finance and Chief Financial Officer of the Company, and to perform such services and duties as are consistent with such positions. Executive hereby accepts such employment. During the term of his employment hereunder, Executive shall devote his attention, knowledge and skills faithfully, diligently and to the best of his ability to perform his duties hereunder, and Executive shall not engage in any venture or activity which materially interferes with Executive’s performance of his duties hereunder. The Executive shall also comply with the Company’s Code of Corporate Conduct and the Company’s Stock Trading Policy (“Corporate Policies”), copies of which have been provided to Executive, as such Corporate Policies may be amended from time to time.

2. Compensation and Benefits. During the Employment Term, the Company shall pay Executive the compensation and other amounts set forth below.

2.1. Salary. The Company shall pay Executive an annual salary (“Salary”) of $290,000 during the Employment Term, payable in installments according to the Company’s regular payroll practices and subject to such deductions as may be required by law.

2.2. Benefits. Executive shall receive: (i) family medical insurance coverage at no cost and the benefits and perquisites provided by the Company to its executives from time-to-time; (ii) reimbursement for reasonable and necessary out-of-pocket expenses incurred in the performance of his duties hereunder, including but not limited to travel and entertainment expenses (such expenses shall be reimbursed by the Company, from time to time, upon presentation of appropriate receipts therefor); and (iii) four (4) weeks paid vacation during each calendar year.

2.3. Automobile Allowance. Executive shall be provided an automobile allowance of $500.00 per month, which shall be inclusive of gasoline and maintenance.

2.4. Restricted Stock. Upon execution of this Agreement, the Company shall issue to the Executive 3,000 shares of the Common Stock of the Company (the “Restricted

Stock”), subject to such terms and conditions as are set forth in a Restricted Stock Agreement to be entered into by and between the Company and the Executive in the form attached as Exhibit “A” hereto (“the Restricted Stock Agreement”). The Executive’s rights with respect to the Restricted Stock shall become fully vested immediately upon the occurrence of any of the following events: (i) a Change of Control of the Company as defined in the Company’s 2001 Omnibus Plan, (ii) the Executive’s complete Disability as defined in Section 3.1 (b) hereof, (iii) the Executive’s death, or (iv) the Company terminates the Executive’s employment with the Company, other than for Cause, as defined in Section 3.1 (d) hereof.

2.5. Bonus. The Executive shall be eligible to receive an annual bonus (the “Bonus”) for the period beginning April 1, 2002 and ending March 31, 2003, and for each 12 month period beginning each April thereafter (each a “Bonus Period”) equal to a percentage of the Executive’s Base Salary as of the last day of the Bonus Period for which the Bonus is being calculated, determined and paid in accordance with the Company’s Annual Incentive Plan (the “AIP”).

3. Termination.

3.1 Executive’s employment pursuant to this Agreement shall be terminated by the first to occur of the following events:

(a) The death of Executive;

(b) The Complete Disability of Executive. Complete Disability as used herein shall mean the inability of Executive, due to illness, accident or any other physical or mental incapacity, to perform the services provided for in this Agreement for an aggregate of one hundred eighty (180) days within any period of twelve (12) consecutive months during the term hereof;

(c) The resignation of Executive; or

(d) The discharge of Executive by the Company for Cause. Cause as used herein shall mean:

(i)	illegal drug use;

(ii)	alcohol abuse;

(iii)	Executive is convicted of a felony;

(iv)	Executive engages in fraud, theft, or embezzlement in connection with his activities hereunder; or

(v)

Executive’s willful failure or refusal to comply with the provisions of this Agreement or to perform Executive’s duties and obligations under this Agreement, in any material respect; provided, however, that in case of this subsection (v), termination for Cause shall occur only if the Company has given written notice of the Default to Executive and

Executive has failed to cure the Default in question during a period of ten (10) days after the date of Executive’s receipt of such notice.

3.2 Upon any termination pursuant to subsections (a), (c), or (d) of Section 3.1, the Company shall be released from all obligations hereunder, including without limitation, the obligation to compensate Executive pursuant to Section 2. Upon termination pursuant to Section 3.1 (b), the Executive shall be entitled to receive all compensation and benefits provided in Sections 2.1 through 2.3, for the first one hundred and eighty (180) days of his disability.

3.3 Notwithstanding the foregoing, the Company may terminate Executive’s employment pursuant to this Agreement, at any time, and for any reason upon giving 30 days prior written notice to Executive; provided, however, that in the event such employment is terminated by the Company for reasons other than those enumerated in subsections (a), (b), or (d) of Section 3.1, the Company will: (i) continue to pay Executive his Salary (at the rate in effect on the date of termination), and to provide the Executive the family medical coverage described in Section 2.2(i) herein, during the remaining months left in the Employment Term; and (ii) pay Executive a pro-rated portion of the Bonus, if any, earned during the fiscal year in which the termination occurs. Pro-ration for purposes of subsection (ii) shall be based on the number of days the Executive worked in the fiscal year of termination. Such payments and benefits shall be in full satisfaction of all claims by Executive against the Company, and the Company shall not provide Executive with any other compensation or benefits described in Section 2.

4. Covenant Against Unfair Competition.

4.1 Executive agrees that for a period (the “Restricted Period”) starting on the date hereof and ending one (1) year following the termination of his/her employment for any reason, he/she will not, for his/her own account or jointly with another, directly or indirectly, for or on behalf of any individual, partnership, corporation, or other legal entity, as principal, agent or otherwise:

(a) own, control, manage be employed by, consult with, or otherwise participate in, a business (other than that of the Company) involved within the Trade Area (as hereinafter defined) with any of the following activities (the “Business”): (1) the storage, handling, delivery, marketing, sale, distribution or brokerage of aviation fuel, marine fuel or lubricants, aviation flight services, or marine fuel services, or (2) any other service or activity which is competitive with the services or activities which are or have been performed by the Company or its subsidiaries or affiliates since January 1, 1998;

(b) solicit or induce, or in any manner attempt to solicit, any person employed by the Company or any of its subsidiaries or affiliates to leave such employment, whether or not such employment is pursuant to a written contract and whether or not such employment is at will, or hire any person who has been employed by the Company or any of its subsidiaries or affiliates at any time during the one (1) year period preceding such hiring; or

(c) use or disclose any trade secrets or confidential information concerning the Business or any segment thereof. Trade secrets and confidential information concerning the Business shall include, but not be limited to: (1) lists of names and addresses of customers and suppliers of the Company or any of its subsidiaries or affiliates, and (2) software and computer programs, market research and data bases, sources of leads and methods of obtaining new business, and methods of purchasing, marketing, selling, performing and pricing products and services employed by the Company or any of its subsidiaries or affiliates in the Business or any segment thereof.

4.2 As used herein, the term “Trade Area” shall mean the United States of America, and any other foreign countries or regions, which are regularly serviced by the Company during the Employment Term, which areas define the territory in which the Company conducts or has conducted the majority of its business and solicits the majority of its patronage.

4.3 Executive recognizes the importance of the covenant contained in this Section 4 and acknowledges that, based on his/her past experience and training as an Executive of the Company and the projected expansion of the Company’s business, the restrictions imposed herein are: (i) reasonable as to scope, time and area; (ii) necessary for the protection of the Company’s legitimate business interests, including without limitation, the Company’s trade secrets, goodwill, and its relationship with customers and suppliers; and (iii) not unduly restrictive of any of Executive’s rights as an individual. Executive acknowledges and agrees that the covenants contained in this Section 4 are essential elements of this Agreement and that but for these covenants, the Company would not have entered into this Agreement. Such covenants shall be construed as agreements independent of any other provision of this Agreement. The existence of any claim or cause of action against the Company by Executive, whether predicated on the breach of this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Section 4.

4.4 If Executive commits a breach or threatens to commit a breach of any of the provisions of this Section 4, the Company shall have the right and remedy, in addition to any others that may be available, at law or in equity, to have the provisions of this Section 4 specifically enforced by any court having equity jurisdiction, through injunctive or other relief (without any bond or security being required to be posted), it being acknowledged that any such breach or threatened breach will cause irreparable injury to the Company, the amount of which will be difficult to determine, and that money damages will not provide an adequate remedy to the Company.

4.5 If any covenant contained in this Section 4, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenants, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall have the power to reduce the duration, scope and/or area of such covenant and, in its reduced form, said covenant shall then be enforceable. If Executive breaches the covenants set forth in this Section 4, the running of the non-compete period described herein (but not his/her obligation) shall be tolled for so long as such breach continues.

4.6 The provisions of this Section 4 shall survive the expiration and termination of this Agreement, and the termination of Executive’s employment hereunder for any reason. If after termination of this Agreement, or the initial Employment Term (or any renewal thereof), the Executive remains employed by the Company, as an at-will employee, consultant or on any other full or part-time basis, then notwithstanding anything to the contrary set forth herein, the Restricted Period shall not commence to run until the last day Executive is employed by or is providing services to the Company, even though this Agreement or the Employment Term may have terminated at an earlier date.

5. Related Party Transactions. So long as Executive is employed by the Company, he shall not, without the prior written consent of the Company, cause or permit the Company or any of its subsidiaries or affiliates to enter into or effect any agreement or transaction, or provide or receive any service, between the Company on the one hand, and Executive or a Related Party, on the other hand, except for the employment relationship contemplated hereby. In any event, any such agreements, transactions or services shall be at prices and terms which are not less favorable to the Company than the prices and terms available for similar agreements, transactions or services with unrelated third parties.

6. Company Property.

(a) The Company shall be the sole owner of all products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during the term of the Executive’s employment hereunder, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive’s right to receive compensation hereunder). The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to any such properties. Upon the termination of the Executive’s employment for any reason whatsoever, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any aspect of the Business which are in the possession of the Executive (including all copies thereof), shall be promptly returned to the Company.

(b) The Executive agrees that all processes, technologies and inventions (“Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during his employment by the Company shall belong to the Company, provided that such Inventions grew out of the Executive’s work with the Company, are related in any manner to the Business or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials. The Executive shall (i) promptly disclose such Inventions to the Company; (ii) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of his inventorship.

7. Procedures.

7.1 Modification and Waiver. Any term or condition of this Agreement may be waived at any time by the party hereto that is entitled to the benefit thereof; provided, however, that any such waiver shall be in writing and signed by the waiving party, and no such waiver of any breach or default hereunder is to be implied from the omission of the other party to take any action on account thereof. A waiver on one occasion shall not be deemed to be a waiver of the same or of any other breach on a future occasion. This Agreement may be modified or amended only by a writing signed by both parties hereto.

7.2 Governing Law/Arbitration. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to any conflict-of-law rule or principle that would give effect to the laws of another jurisdiction. Any dispute, controversy, or question of interpretation arising under, out of, in connection with, or in relation to this Agreement or any amendments hereof, or any breach or default hereunder, shall be submitted to, and determined and settled by, arbitration to be held in Miami-Dade County, Florida. The arbitration shall be conducted in accordance with the employment dispute arbitration rules of the American Arbitration Association. Each of the parties hereby irrevocably submits to the jurisdiction of the arbitrator(s) in an arbitration proceeding held in Miami-Dade County, Florida. Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any arbitration proceeding in Miami-Dade County, Florida.

7.3 Tax Withholding. The Company may withhold from any amounts payable under this Agreement such taxes as shall be required to be withheld pursuant to any applicable law or regulation.

7.4 Section Captions. Section and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

7.5 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

7.6 Integrated Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and supersedes any other employment agreements executed before the date hereof. There are no agreements, understandings, restrictions, representations, or warranties among the parties other than those set forth herein or herein provided for.

7.7 Interpretation. No provision of this Agreement is to be interpreted for or against any party because that party or that party’s legal representative drafted such provision. For purposes of this Agreement: “herein,” “hereby,” “hereunder,” “herewith,” “hereafter,” and “hereinafter” refer to this Agreement in its entirety, and not to any particular section or subsection. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

7.8 Notices All notices, requests, demands, or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon receipt if delivered in person or by facsimile transmission (with confirmation transmission), or upon the expiration of four (4) days after the date sent, if sent by Federal Express (or similar overnight courier service) to the parties at the following addresses:

If to Executive:	Francis X. Shea
2899 Collins Avenue, Apt # 944
Miami Beach, FL 33140

If to the Company:	World Fuel Services Corporation
700 S. Royal Poinciana Blvd., Suite 800
Miami Springs, Florida 33166
Attn: Ileana de Armas, VP of Human Resources
Fax Number: (305) 805-6153

Notices may also be given in any other manner permitted by law, effective upon actual receipt. Any party may change the address to which notices, requests, demands or other communications to such party shall be delivered or mailed by giving notice thereof to the other parties hereto in the manner provided herein. Any notice may be given on behalf of a party by its counsel.

7.9 Successors. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive. This Agreement is assignable by the Company and shall inure to the benefit of and be binding upon the Company and its successors and assigns.

7.10 NO JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of October 14, 2004.

WORLD FUEL SERVICES CORPORATION

WITNESSES:	COMPANY:

/s/ Ileana De Armas	By:	/s/ Paul Stebbins
Ileana De Armas		Paul Stebbins
Chairman

WITNESSES:	EXECUTIVE:

/s/ Ileana De Armas	/s/ Francis X. Shea
Ileana De Armas	Francis X. Shea